STOCK PURCHASE AGREEMENT

This AGREEMENT  dated as of March 12, 2012 (this “Agreement”) is entered into among JBS USA HOLDINGS, INC., a Delaware corporation (the “Purchaser”), LONNIE A. “BO” PILGRIM (“Pilgrim”), PILGRIM INTERESTS, LTD., a Texas limited partnership (“PIL”),  PFCP, LTD., a Texas limited partnership (“PFCP”), PATRICIA R. PILGRIM and LONNIE K. PILGRIM, AS TRUSTEES OF THE PILGRIM FAMILY IRREVOCABLE LIFE INSURANCE TRUST UNDER AGREEMENT DATED JUNE 16, 1987 (collectively and in such capacities, “Pilgrim Trust I Trustees”) and LONNIE A. “BO” PILGRIM and LONNIE K. PILGRIM, AS TRUSTEES OF THE PILGRIM FAMILY IRREVOCABLE LIFE INSURANCE TRUST II UNDER AGREEMENT DATED DECEMBER 23, 1987 (collectively and in such capacities, “Pilgrim Trust II Trustees” and, together with Pilgrim, PIL, PFCP and Pilgrim Trust I Trustees, the “Seller Parties”).

RECITALS:

WHEREAS, the Seller Parties own, collectively, 18,924,438 shares (the “Shares”) of common stock, par value $0.01 per share (“Common Stock”), of Pilgrim’s Pride Corporation, a Delaware corporation (the “Company”);

WHEREAS, the Seller Parties desire to sell to the Purchaser, and the Purchaser desires to purchase from the Seller Parties, subject to the terms and conditions set forth herein, the Shares.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, and agreements set forth herein, the parties agree as follows:

ARTICLE I

PURCHASE; CLOSING

1.1           Purchase.  On the terms and subject to the conditions set forth herein, at the Closing (as hereinafter defined), the Purchaser shall purchase from each Seller Party, and each Seller Party shall sell to the Purchaser, the number of Shares set forth opposite the name of such Seller Party in Schedule A attached hereto for a total purchase price of $107,626,268.00 (the “Purchase Price”), allocable to each Seller Party on a pro rata basis based on the number of shares to be sold by such Seller Party as set forth on Schedule A attached hereto.

1.2           Closing.  The closing of the purchase of the Shares by the Purchaser (the “Closing”) shall occur on March 26, 2012, or as soon as practicable following such date.  The date of the Closing is referred to as the “Closing Date.”  At the Closing, (a) the Purchaser shall deliver to the Seller Parties the Purchase Price by wire transfer of immediately available funds to an account or accounts designated in writing by Pilgrim on behalf of the Seller Parties to the Purchaser and (b) each Seller Party shall deliver certificate(s) representing, or other evidence of the ownership of, the Shares owned by it, accompanied by stock powers duly endorsed in blank or other duly executed instruments of transfer to transfer the Shares owned by it to the account of the Purchaser designated in writing by the Purchaser to the Seller Parties, pursuant to the terms hereof.  The respective obligations of the Seller Parties, on the one hand, and the Purchaser, on the other, to consummate the Closing shall be subject to the accuracy of the representations and warranties of the other party or parties, as applicable, contained herein in all material respects at and as of the Closing Date.

1.3           Resignation.  Pilgrim shall resign his position as Director of the Company, effective upon the execution of this Agreement, and deliver to the Company sufficient notice to cause a Founder Triggering Event as defined in the Company’s Amended and Restated Bylaws.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1           Representations and Warranties of the Parties.  As of the date hereof and as of the Closing Date, each of the Seller Parties, severally, hereby represents and warrants to the Purchaser as to itself, and the Purchaser hereby represents and warrants to each of the Seller Parties as to the Purchaser, as applicable, that:

(a)           Organization; Authority.  Each of PIL, PFCP and the Purchaser is an entity duly organized or formed and is validly existing under the laws of the state of its organization.  Pilgrim Trust I Trustees and Pilgrim Trust II Trustees are duly appointed and currently serving as the sole trustees of such trusts, which trusts have been duly established and are in full force and effect.  The execution, delivery and performance by such Seller Party and the Purchaser of this Agreement and the consummation by each of the transactions contemplated hereby have been duly authorized by all requisite action on the part of each and, in the case of a Seller Party that is a natural person, do not require spousal consent.  This Agreement has been duly and validly executed and delivered by such Seller Party and the Purchaser and, assuming due authorization, execution and delivery by each other party, this Agreement is a valid and binding obligation of such Seller Party and the Purchaser, enforceable against such party in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b)           No conflict.  Neither the execution and delivery by such Seller Party or the Purchaser of this Agreement, nor the consummation by such party of the transactions contemplated hereby, nor compliance by such Seller Party or the Purchaser with any of the provisions hereof will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of any agreement or binding instrument to which such party is a party or by which it is bound, or result in the creation of any security interests, pledges, hypothecations, mortgages, liens or encumbrances (collectively, “Encumbrances”) upon any of the material properties or assets of such party or the Shares or (B) violate any law, statute, ordinance, rule, regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to the party or any of its material properties or assets or the Shares, except as, in the case of clauses (A) and (B), would not be reasonably expected to materially adversely affect the party’s ability to comply with the obligations of this Agreement.

(c)           Sophisticated Investor.  Each of the Seller Parties and the Purchaser (a) either alone or together with its representatives, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the transactions contemplated herein and has so evaluated the risks and merits of such transactions, and (b) understands the terms of and risks associated with the sale of the Shares.  As of the date hereof, each of Pilgrim, PIL and the Purchaser qualifies as an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).

(d)           Non-public Information; Access to Information.  Each of the Seller Parties, on the one hand, and the Purchaser, on the other, acknowledges that the other may currently possess or may be deemed to possess material, non-public information with respect to the Shares.  Each of the parties waives its right to assert and releases any claims it may have against the other party for non-disclosure of the material, non-public information.  However, each party has the access to the information necessary to make the decision to consummate the transactions contemplated herein, and waives any claims against the other parties related to the information that is not accessible.

(e)           Consents.  Other than the securities or blue sky laws of the various states and the filings required by the Securities Exchange Act of 1934, as amended, no material notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any governmental authority or body, any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, or any applicable self-regulatory organization, nor expiration or termination of any statutory waiting period, is necessary for the consummation by such Seller Party or the Purchaser, as applicable, of the transactions contemplated herein.

2.2           Representations and Warranties of the Seller Parties.  Except as provided in part (e) of this Section, each Seller Party, severally, as of the date hereof and as of the Closing Date, hereby represents and warrants as to itself to the Purchaser as follows:

(a)           Title to the Shares.  Such Seller Party is the record owner of the Shares sold by it hereunder, and has the absolute right to sell, assign, convey, transfer and deliver such Shares and all rights and benefits incident to the ownership thereof.  Such rights and benefits are transferable by such Seller Party to the Purchaser and the Shares are free and clear of any and all Encumbrances, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership (other than any Encumbrances arising from Purchaser’s acquisition or ownership of the Shares or provided for in this Agreement).  The transactions contemplated herein will (i) pass all of such Seller Party’s rights and interests in the Shares sold by it hereunder to the Purchaser, free and clear of all Encumbrances (other than arising from Purchaser’s acquisition or ownership of the Shares or provided for in this Agreement), and (ii) convey, free and clear of any and all Encumbrances (other than arising from Purchaser’s acquisition or ownership of the Shares or provided for in this Agreement), any and all rights and benefits incident to the ownership of such Shares.

(b)           Acquisition of the Shares; No General Solicitation.  The Shares of such Seller Party were acquired and fully paid for by such Seller Party not with a view to, or for sale in connection with, any distribution, resale or public offering of the Shares or any part thereof in violation of the Securities Act.  No Seller Party nor any person acting at its direction has offered the Shares by any form of “general solicitation” or “general advertising,” including but not limited to the methods described in Rule 502(c) promulgated under the Securities Act.  The Purchaser acknowledges that in this paragraph (b), no Seller Party makes any representation regarding actions or compliance by the Company or its affiliates or representatives in connection with its recent rights offering of 44,444,444 shares of Common Stock.

(c)           Advice; Reliance.  Such Seller Party has independently evaluated the merits of its decision to sell the Shares, such decision has been independently made by such Seller Party, and such Seller Party confirms that it has only relied on the advice of its own business and/or legal counsel in making such decision and has not relied upon any representation or warranty of the Purchaser, except for those expressly made herein.

(d)           Bankruptcy.  Such Seller Party is not involved in any insolvency proceeding or reorganization.

(e)           Securities Act.  Such Seller Party hereby represents and warrants to the Purchaser that pursuant to an appropriate exemption under the Securities Act, the transactions contemplated by this Agreement are exempt from the registration requirements of Section 5 of the Securities Act; provided, that, the representations and warranties of the Purchaser herein are true and correct as of the date hereof and as of the Closing Date.

2.3           Representations and Warranties of the Purchaser.  The Purchaser hereby represents and warrants, as of the date hereof and as of the Closing Date, to each Seller Party as follows:

(a)           Investment Intent.  The Purchaser hereby represents and warrants that the Shares are being acquired from the Seller Parties not with a view to, or for sale in connection with, any distribution, resale or public offering of the Shares or any part thereof in violation of the Securities Act.  The Purchaser acknowledges that the sale of the Shares hereunder has not been registered under the Securities Act or applicable state and other securities laws by reason of an exemption from the registration provisions of the Securities Act and applicable state and other securities laws, the availability of which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein.  The Purchaser further acknowledges that the Shares may not be offered, sold or otherwise transferred except pursuant to an effective registration statement under the Securities Act or pursuant to a transaction exempt from the registration requirements of the Securities Act, and in each case in compliance with applicable state securities laws.

(b)           Advice; Reliance.  The Purchaser has independently evaluated the merits of its decision to purchase the Shares, such decision has been independently made by the Purchaser and the Purchaser confirms that it has only relied on the advice of its own business and/or legal counsel in making such decision and has not relied upon any representation or warranty of the Seller Parties, except for those expressly made herein.

2.4           Additional Representation and Warranty of Pilgrim.  Pilgrim hereby makes to the Purchaser each of the representations and warranties made by each of the Seller Parties (other than Pilgrim) above in this Article II.

ARTICLE III

MISCELLANEOUS

3.1           Delaware law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State, including all matters of construction, validity and performance.

3.2           No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted successors, and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

3.3           Entire Agreement; Amendments and Waivers.  This Agreement constitutes the entire agreement, and supersedes any other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.  This Agreement may not be amended or waived except in writing signed, in the case of an amendment, by each party hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

3.4           Severability.  If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect.

3.5           Counterparts.  For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

JBS USA HOLDINGS, INC.

By:	/s/ Don Jackson
Name:	Don Jackson
Title:	Chief Executive Officer

LONNIE A. “BO” PILGRIM

/s/ Lonnie A. “Bo” Pilgrim	/s/ Lonnie A. “Bo” Pilgrim
Lonnie A. “Bo” Pilgrim, co-trustee of the Pilgrim Family Irrevocable Life Insurance Trust II

PILGRIM INTERESTS, LTD.

By:	/s/ Lonnie A. “Bo” Pilgrim	/s/ Lonnie K. Pilgrim
	Lonnie A. “Bo” Pilgrim, trustee of the Lonnie A. Pilgrim 1998 Revocable Trust Title: Managing Partner	Lonnie K. Pilgrim, co-trustee of the Pilgrim Family Irrevocable Life Insurance Trust and the Pilgrim Family Irrevocable Life Insurance Trust II

PFCP, LTD.

By:	/s/ Lonnie A. “Bo” Pilgrim	/s/ Patricia R. Pilgrim
	Lonnie A. “Bo” Pilgrim, trustee of the Lonnie A. Pilgrim 1998 Revocable Trust	Patricia R. Pilgrim, co-trustee of the Pilgrim Family Irrevocable Life Insurance Trust
Title: Managing Partner

Signature Page to the Stock Purchase Agreement

Schedule A

Seller Party	Shares

Pilgrim Interests, Ltd.	15,114,575

Lonnie A. Pilgrim	3,505,727

The Pilgrim Family Irrevocable Life Insurance Trust (Pilgrim Trust I Trustees)	110,561

The Pilgrim Family Irrevocable Life Insurance Trust II (Pilgrim Trust II Trustees)	110,559

PFCP, Ltd.	83,016

Schedule A